                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  __________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                             (Amendment No. 1)/1/


                            Energy East Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   29266M109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)

_____________________________
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  ------------------                                   -----------------
  CUSIP NO.29266M109                13G                Page 2 of 7 Pages
  ------------------                                   -----------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              President and Fellows of Harvard College
------------------------------------------------------------------------------
                                                                (a)      [_]
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (b)      [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.
------------------------------------------------------------------------------

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
      NUMBER OF
        SHARES                  697,681 shares
     BENEFICIALLY   --------------------------------------------------------
       OWNED BY           SHARED VOTING POWER
         EACH        6.
      REPORTING                 ---
        PERSON
         WITH      ----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                                 697,681 shares

                  -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          ---

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.              697,681

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              [_]
10.   CERTAIN SHARES*

 ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.               0.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
                   EP
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                  ----------------------
CUSIP No. 29266M109                  13G                   Page 3 of 7 Pages
----------------------                                  ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


              Harvard Master Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

              Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                                0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY                   ---
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                                0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                ---
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                 0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                          [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

                 0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
                 EP
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
                                  ------------

Item 1(a)  Name of Issuer:
                Energy East Corporation

     1(b)  Address of Issuer's Principal Executive Offices:
                P.O. Box 12904
                Suite 2006-A, 20th Floor
                Albany, NY 12212

Item 2(a)  Name of Person Filing:
                (i)   President and Fellows of Harvard College ("P&F")
                (ii)  Harvard Master Trust ("HMT")

     2(b)  Address of Principal Business Office or, if none, Residence:
                (i)   P&F: c/o Harvard Management Company, Inc.
                      600 Atlantic Avenue
                      Boston, MA 02210
                (ii)  HMT: 1350 Massachusetts Avenue
                      Holyoke Center, Room 340
                      Cambridge, MA 02138

     2(c)  Citizenship:
                (i)   P&F: Massachusetts
                (ii)  HMT: Massachusetts

     2(d)  Title of Class of Securities:
                Common Stock

     2(e)  CUSIP Number:
                29266M109

Item 3. The entities filing are a group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership:

     4(a)  Amount beneficially owned:
                (i)   P&F: 697,681 shares
                (ii)  HMT: 0 shares

     4(b)  Percent of class:
                (i)   P&F: 0.6%
                (ii)  HMT: 0.0%

     4(c)  Number of shares as to which the person has:

                               Page 4 of 7 Pages

          (i)   Sole power to vote or to direct the vote:
                (i)   P&F: 697,681 shares
                (ii)  HMT: 0 shares

          (ii)  Shared power to vote or to direct the vote:
                      _________

          (iii) Sole power to dispose or to direct the disposition of:
                (i)   P&F: 697,681 shares
                (ii)  HMT: 0 shares

          (iv)  Shared power to dispose or to direct the disposition of:
                      __________

Item 5.   Ownership of Five Percent or Less of a Class:
                This statement is being filed to report the fact that as of the date hereof P&F and HMT have ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
                Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                Not Applicable.

Item 8    Identification and Classification of Members of the Group:
                Not Applicable.

Item 9    Notice of Dissolution of Group:
                Not Applicable.

Item 10   Certification:

          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 5 of 7 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                             PRESIDENT AND FELLOWS OF HARVARD
                                             COLLEGE


                                             By: /s/ Michael S. Pradko
                                                 ------------------------------
                                                 Name:  Michael S. Pradko
                                                 Title: Authorized Signatory


                                             HARVARD MASTER TRUST


                                             By: /s/ Michael S. Pradko
                                                 -------------------------------
                                                 Name:  Michael S. Pradko
                                                 Title: Authorized Signatory

February 9, 2001

                               Page 6 of 7 Pages

                                   Exhibit A
                                   ---------


Members of Group                                   Item 3 Classification
----------------                                   ---------------------

(1)  President and Fellows of Harvard College              EP

(2)  Harvard Master Trust                                  EP


                               Page 7 of 7 Pages